Exhibit 10.1

WEST CORPORATION.

STOCK DEFERRAL PLAN

ARTICLE I

Purpose

The purpose of this West Corporation Stock Deferral Plan is to provide selected employees with the opportunity to defer the receipt of some or all of any Restricted Stock or Restricted Stock Unit Awards that are granted to them by the Company. Capitalized terms used in the Plan shall have the meanings set forth in Article II.

ARTICLE II

Definitions

“Award” means a Restricted Stock Award or a Restricted Stock Unit Award granted to a Participant.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” means West Corporation, a Delaware corporation.

“Deferral” shall have the meaning set forth in Section 4.2.

“Deferral Account” means a bookkeeping account in the name of a Participant to which such Participant’s Deferred Share Units shall be credited.

“Deferral Election” shall have the meaning set forth in Section 4.2.

“Deferred Share Unit” means a bookkeeping unit credited to a Participant’s Deferral Account and having a value equal to one share of Common Stock.

“Distribution Date” shall have the meaning set forth in Section 6.1.

“Effective Date” means April 30, 2015.

“Eligible Employee” means an employee of the Company or a Subsidiary who is eligible to participate in the Plan pursuant to Section 4.1.

“Fair Market Value” means the closing transaction price of a share of Common Stock as reported on NASDAQ on the date as of which such value is being determined or, if the Common Stock is not listed on NASDAQ, the closing transaction price of a share of Common

Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Financial Hardship” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Section 409A(a)(2)(v) of the Code).

“Hardship Distribution” means an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship.

“LTIP” means the West Corporation Amended and Restated 2013 Long-Term Incentive Plan, as amended from time to time, or any successor plan that is approved by the stockholders of the Company.

“NASDAQ” shall mean the Nasdaq Stock Market of the National Association of Securities Dealers, Inc. Automated Quotation System.

“Participant” means an Eligible Employee who elects to defer an Award pursuant to the terms of the Plan.

“Plan” means this West Corporation Stock Deferral Plan, as amended from time to time.

“Restricted Stock Award” means an award of restricted stock granted to an Eligible Employee by the Company pursuant to the LTIP.

“Restricted Stock Unit Award” means an award of restricted stock units granted to an Eligible Employee by the Company pursuant to the LTIP.

“Separation from Service” means a “separation from service” under Section 409A of the Code. A Separation from Service occurs if the facts and circumstances indicate that the Company and its Subsidiaries reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months). Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or a Subsidiary under an applicable statute or contract.

“Specified Employee” means a Participant who is a “specified employee,” within the meaning of Section 409A of the Code and the regulations thereunder.

“Subsidiary” means any corporation or other business entity, the majority of the outstanding voting stock or other equity interests of which are owned, directly or indirectly, by the Company.

“Trust” shall have the meaning set forth in Article IX.

ARTICLE III

Administration

The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and regulations shall be final, binding and conclusive. The Committee may delegate administrative duties under the Plan to one or more employees or agents of the Company or its Subsidiaries, as it shall deem necessary or advisable.

ARTICLE IV

Deferral Elections

Section 4.1. Eligibility for Deferral Elections. Pursuant to Section 5.9 of the LTIP, each employee of the Company or a Subsidiary who is designated by the Committee or its delegate and notified by the Company in writing of such employee’s eligibility to participate in the Plan with respect to an Award granted or to be granted to such employee (an “Eligible Employee”) shall be eligible to defer the receipt of the shares of Common Stock subject to such Award; provided, however, that only those employees who are in a select group of management or are highly compensated (within the meaning of Title I of ERISA) shall be designated as eligible to participate in this Plan.

Section 4.2. Election Procedures. Not later than 30 days after an Award is granted to an Eligible Employee and at least 12 months prior to the first date on which such Award is scheduled to become vested, or such earlier date specified by the Company in accordance with Section 409A of the Code, such Eligible Employee may make an election to defer the receipt of some or all of the shares of Common Stock subject to such Award and any accrued dividends or dividend equivalents with respect to such shares (each such election shall be referred to as a “Deferral Election” and the amounts deferred pursuant to such an election the “Deferral”). All Deferral Elections must be made in accordance with procedures prescribed by the Committee and, except as expressly permitted under the Plan, shall be irrevocable. A separate Deferral Election is required for each Award granted to an Eligible Employee.

Section 4.3. Effect of Deferral Election. The submission of an election form pursuant to Section 4.2 shall evidence the Participant’s authorization of the Company to either (i) withhold the delivery of the shares of Common Stock otherwise issued and the payment of accrued dividend equivalents otherwise paid to the Participant upon the vesting of a Restricted Stock Unit Award, to the extent such Restricted Stock Unit Award is deferred pursuant to such election, and credit an equal number of Deferred Share Units and the amount of accrued dividend equivalents relating to any shares deferred pursuant to such election to the Participant’s Deferral Account in accordance with Article V, or (ii) cancel the shares of Common Stock subject to a Restricted Stock Award, to the extent such Restricted Stock Award is deferred pursuant to such election, effective immediately prior to the date on which such shares are scheduled to become vested, convert the number of such shares that are subject to the Participant’s deferral election into an equal number of Deferred Share Units, and credit such Deferred Share Units and any dividends deferred pursuant to such election to the Participant’s Deferral Account in accordance with Article V. All Awards deferred under this Plan and shares of Common Stock issued and accrued dividends or dividend equivalents paid upon a Participant’s Distribution Date shall continue to be subject to the terms and conditions of the LTIP and the applicable Award agreement, except as otherwise provided in this Plan.

ARTICLE V

Deferral Accounts

Section 5.1. Deferral Account. As of each date on which a Participant otherwise would be entitled to receive shares of Common Stock or accrued dividend equivalents upon the vesting of a Restricted Stock Unit Award or on which a Participant would otherwise become vested in shares of Common Stock and accrued dividends subject to a Restricted Stock Award, the Participant’s Deferral Account under the Plan shall be credited with a number of Deferred Share Units equal to the number of shares of Common Stock and any accrued dividends or dividend equivalents that have been deferred pursuant to Article IV. A Participant shall be fully vested in all amounts credited to his or her Deferral Account.

Section 5.2. Dividend Equivalents. Upon the payment of a dividend by the Company on issued and outstanding shares of Common Stock, an amount equal to such per share dividend amount multiplied by the number of Deferred Share Units credited to each Participant’s Deferral Account shall be credited to the Participant’s Deferral Account as of the dividend payment date and, except to the extent an investment alternative is designated for such dividend equivalent pursuant to Section 5.3, shall be deemed invested in additional Deferred Share Units, based on the Fair Market Value of a share of Common Stock on the dividend payment date. At the time accrued dividends or dividend equivalents are initially credited to a Participant’s Deferral Account, except to the extent an investment alternative is designated for such amount pursuant to Section 5.3, such amount shall be deemed invested in additional Deferred Share Units, based on the Fair Market Value of a share of Common Stock as of the date the amount is credited to the Deferral Account.

Section 5.3. Alternative Investment Funds. The Committee, in its sole discretion, may cause the Deferred Share Units accumulated in each Participant’s Deferral Account to be converted into notional investments in one or more mutual funds or other investment alternatives, as the Committee deems appropriate, including any such investment alternatives that may be elected by the Participant from time to time.

ARTICLE VI

Payment of Deferral Accounts

Section 6.1. Time and Method of Payment. Except as otherwise specifically provided herein, the Deferred Share Units credited to a Participant’s Deferral Account with respect to an Award, including any additional Deferred Share Units credited with respect to such Award pursuant to Section 5.2, shall be paid to the Participant in a single lump sum payment or in annual installments over a period of not more than 10 years, as elected by the Participant on the Deferral Election form submitted to the Company with respect to such Award, and payable or commencing as soon as administratively practicable, but not later than 90 days, after the date elected by the Participant on such Deferral Election form, which may include (i) a fixed date, (ii) the Participant’s Separation from Service, (iii) the earlier of a fixed date or the Participant’s Separation from Service, (iv) occurrence of a “change in control event,” as defined in, and to the extent permitted under, Treasury regulations promulgated under Section 409A of the Code, (v) the earliest of events (i), (ii) and (iv), or (vi) such other event or combination of events as may be authorized by the Committee to the extent permitted under Section 409A of the Code and Treasury regulations promulgated under Section 409A of the Code (the “Distribution Date”). If the Participant is a Specified Employee on the date of his or her Separation from Service and elects that a distribution be made or commence upon his or her Separation from Service, then any payments that are scheduled to be made prior to the six-month anniversary of the Participant’s Separation from Service shall be delayed and paid in the seventh month after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

Section 6.2. Form of Payment. To the extent a Participant’s Deferral Account is credited with Deferred Share Units, a distribution of Deferred Share Units shall be paid to the Participant in the form of whole shares of Common Stock equal to the number of whole Deferred Share Units to be distributed and cash in an amount equal to the Fair Market Value of any fractional Deferred Share Unit to be distributed. All other amounts credited to a Participant’s Deferral Account shall be paid in the form of cash.

Section 6.3. Changing Payment Elections. A Participant may change the time and method of payment with respect to any Award if:

(a) the change does not accelerate any payments within the meaning of Section 409A of the Code;

(b) the Participant submits such new payment election at least 12 months prior to the earliest date payment would have commenced under the prior election;

(c) any payments under the new election will not commence earlier than five years from the date the payments would have otherwise commenced under the prior payment election; and

(d) the new payment election will not take effect until 12 months after the date it was executed by the Participant.

For purposes of this Section, payments made in the form of installments shall be treated as a single payment.

Section 6.4. Hardship Distribution. Upon a finding that a Participant has suffered a Financial Hardship, subject to compliance with Section 409A of the Code, the Committee may, at the request of the Participant, accelerate distribution of such Participant’s Deferral Account or approve a reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee.

(b) The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single lump sum as soon as practicable after the Hardship Distribution election is made and approved by the Committee.

Section 6.5. Distributions to Minor and Incompetent Persons. If a payment is to be made to a minor or to an individual who, in the opinion of the Committee, is unable to manage his or her financial affairs by reason of illness or mental incompetency, such distribution may be made to or for the benefit of any such individual in such of the following ways as the Committee shall direct: (a) directly to any such minor individual if, in the opinion of the Committee, he or she is able to manage his or her financial affairs, (b) to the legal representative of any such individual, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor individual or (d) to some near relative of any such individual to be used for the latter’s benefit. Neither the Committee nor the Company shall be required to see to the application by any third party of any payment made to or for the benefit of a Participant or beneficiary pursuant to this Section.

ARTICLE VII

Payment Upon Death of a Participant

Section 7.1. Payment to Beneficiary. In the event a Participant dies before all amounts credited to his or her Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made in a lump sum payment as soon as practicable, but not later than 90 days, after the date of such death.

Section 7.2. Designation of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then the Deferral Account shall be paid to the Participant’s estate.

ARTICLE VIII

Funding

Benefits payable under the Plan to any Participant shall be paid by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Company, in the discretion of the Committee, may maintain one or more grantor trusts (each, a “Trust”) to hold assets to be used for payment of benefits under the Plan. The assets of the Trust shall remain the assets of the Company subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such payments.

ARTICLE IX

General

Section 9.1. Effective Date; Termination. This Plan shall be effective as of the Effective Date. The Committee may terminate this Plan at any time. Termination of this Plan shall not affect the payment of any amounts credited to a Participant’s Deferral Account; provided that the Board may, in its discretion, terminate the Plan and accelerate the payment of all Deferral Accounts:

(a) within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the payments with respect to each such Deferral Account are included in the Participant’s gross income in the later of (i) the calendar year in which the Plan termination occurs or (ii) the first calendar year in which the payments are administratively practicable;

(b) in connection with a “change in control event,” as defined in, and to the extent permitted under, Treasury regulations promulgated under Section 409A of the Code or

(c) upon any other termination event permitted under Section 409A of the Code.

Section 9.2. Amendments. The Committee may amend this Plan as it shall deem advisable. No amendment may impair the rights of a Participant to payment of his or her Deferral Account without the consent of such Participant.

Section 9.3. Withholding for Taxes. The Company or any Subsidiary may withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable state law. The Participant may satisfy any such withholding obligation by one of (or a combination) of the following means: (a) making a cash payment to the Company, (b) authorizing the Company to withhold cash from any cash distribution to the Participant under the Plan and/or (c) to the extent the withholding obligation arises from the distribution of the

Common Stock (the extent of the tax withholding obligation to be allocated to the distribution of Common Stock to be pro-rated between cash and Common Stock based on the relative fair market values distributed), to withhold Common Stock which would otherwise be delivered to Participant having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the Common Stock distribution, equal to the amount necessary to satisfy any such obligation (but, in the case of Common Stock, not in excess of the applicable minimum statutory withholding rate). If benefits credited to a Participant under the Plan are subject to withholding taxes prior to the date on which such benefits are distributed, the Company shall either withhold such taxes from other compensation payable to the Participant or reduce the Participant’s Plan benefit by the amount of such withholding taxes.

Section 9.4. Nontransferability of Benefits. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

Section 9.5. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of Deferred Share Units credited to each Deferral Account under the Plan and the class of shares to which such Deferred Share Units relate shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

Section 9.6. Compliance With Section 409A of Code. The provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A of the Code, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its Affiliates nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A of the Code.

Section 9.7. Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the Employer has executed and adopted this Plan as of the Effective Date.

WEST CORPORATION

By:	/s/ Jan D. Madsen

Its:	Chief Financial Officer